Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pride International, Inc.:

We consent to the use of our reports dated February 19, 2010 with respect to the consolidated balance sheets of Pride International, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

KPMG LLP

Houston, Texas

March 5, 2010